ARTICLES OF INCORPORATION
                                       OF
                            DH APPAREL COMPANY, INC.

     The  Articles  of Incorporation of DH APPAREL COMPANY, INC. are as follows:

                                    ARTICLE I
                                 CORPORATE NAME
                                 --------------

     The  name  of  the  corporation  is  DH  APPAREL  COMPANY,  INC.  (the
"Corporation").

                                   ARTICLE II
                                CORPORATE PURPOSE
                                -----------------

     The purpose of the Corporation is pecuniary gain and profit, and the general nature of the business or businesses to be transacted shall be to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to corporations for profit under the laws of the State of Georgia and to have all the rights, powers, privileges and immunities which are now or hereafter may be allowed to corporations under the laws of the State of Georgia.

                                   ARTICLE III
                                  CAPITAL STOCK
                                  -------------

     3.1     Authorized  Stock.  The  Corporation  shall  have  the authority to
             -----------------
issue Two Million (2,000,000) shares of $0.01 par value preferred stock ("Blank Preferred Stock") and Nine Million (9,000,000) shares of $0.01 par value common stock ("Common Stock").


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     3.2     Blank  Preferred  Stock.  The  Corporation  may  issue  the  Blank
             -----------------------
Preferred Stock in one or more classes and in one or more series within any such class. The Board of Directors of the Corporation (the "Board of Directors") shall determine the preferences, limitations and relative rights granted to and imposed upon each class and series of Blank Preferred Stock in accordance with
Section  14-2-602  of  the  Georgia  Business  Corporation  Code  (the  "Code").

     3.3     Common  Stock.  Subject  to  the  provisions  of  any  issued  and
             -------------
outstanding Blank Preferred Stock, any issued and outstanding shares of Common Stock shall together have unlimited voting rights and shall together be entitled to receive the net assets of the Corporation upon dissolution. Notwithstanding anything else contained herein or in the provisions of any class or series of Blank Preferred Stock to the contrary, the holders of any issued and outstanding shares of Common Stock shall be entitled to vote as a separate class with respect to the following actions:

          (a) Consummation of a plan of merger or share exchange to which the Corporation is a party if the approval of its shareholders is required therefor under the Code;

          (b) Consummation of a sale or exchange of all or substantially all of the Corporation's assets if the approval of its shareholders is required therefor under the Code;

          (c) Any amendment to these Articles of Incorporation or to the Bylaws of the Corporation if the approval of the shareholders of the Corporation is required therefor under the Code; and


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          (d)  Any  other  action  taken  by  the  Corporation   pursuant  to  a
     shareholder   vote  to  the  extent  that  the  Code,   these  Articles  of
     Incorporation, the Bylaws of the Corporation, or a resolution of the Board provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares pursuant to Article 13 of the Code. In addition, each holder of any issued and outstanding shares of Common Stock shall have all rights with respect thereto which are provided in the Code.

                                   ARTICLE IV
                             ACTION WITHOUT MEETING
                             ----------------------

     No action required or permitted by the Code may be taken by the shareholders of the Corporation other than at a duly called and held meeting; provided, however, action may be taken upon the written consent of all of the Corporation's shareholders entitled to vote thereon.

                                    ARTICLE V
                        LIMITATION ON DIRECTOR LIABILITY
                        --------------------------------

     To the fullest extent permitted by the Code (as the same may be amended or supplemented after the date hereof), no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action or omission. No amendment, repeal or modification of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.


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                                   ARTICLE VI
                 INITIAL REGISTERED OFFICE AND REGISTERED AGENT
                 ----------------------------------------------

     The address of the initial registered office of the Corporation is 1020 Barrow Industrial Parkway, Winder, Barrow County, Georgia 30680, and the registered agent at such address is K. Scott Grassmyer.

                                   ARTICLE VII
                                PRINCIPAL OFFICE
                                ----------------

     The mailing address of the initial principal office of the Corporation is 1020 Barrow Industrial Parkway, Winder, Barrow County, Georgia 30680.

                                  ARTICLE VIII
                         DISCHARGE OF DIRECTOR'S DUTIES
                         ------------------------------

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered. Without limiting the generality of the foregoing, when evaluating any proposed tender offer, exchange offer or plan of merger, consolidation, sale of assets or stock exchange, the Board of Directors shall consider not only the consideration being offered in relation to the then


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current  market price for the Corporation's outstanding shares of capital stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern, as well as such other factors as the Board of Directors deems relevant.

                                   ARTICLE IX
                                  INCORPORATOR
                                  ------------

     The name and address of the Incorporator of the Corporation are Sara Ann Vaughan, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.


                              /s/ Sara  Ann  Vaughan
                              __________________________________________
                              Sara  Ann  Vaughan,  Incorporator

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